                                                                      Exhibit 11

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        Computation of Income Per Share

                                                    Three Months ended             Six Months Ended
                                                       January 31,                    January 31,
                                               ---------------------------    ----------------------------
                                                  1994            1993           1994            1993
                                               -----------    ------------    -----------    -------------
Income (loss) before cumulative effect
  of accounting change                         $ 1,671,000    $  (481,000)    $ 4,913,000    $   (974,000)
Cumulative effect of accounting change                   -              -               -     (39,778,000)
                                               -----------    -----------     -----------    ------------
Net income (loss)                              $ 1,671,000    $  (481,000)    $ 4,913,000    $(40,752,000)
                                               ===========    ===========     ===========    ============
Weighted average shares outstanding             24,656,023     17,564,000      24,656,023      17,564,000
Dilutive impact of shares issuable pursuant
  to the Management Stock Option Plan
  and Employee Purchase and Option
  Plan, such shares being issued or
  issuable and such options granted
  within one year of the initial
  public offering                                        -        535,000               -         535,000
Net additional shares outstanding assuming
 dilutive stock options exercised and
 proceeds used to purchase treasury stock at
 average market price                              626,581         71,143         626,581          71,143
                                               -----------    -----------     -----------    ------------
Shares outstanding for net income (loss)
  per share calculation                         25,282,604     18,170,143      25,282,604      18,170,143
                                               ===========    ===========     ===========    ============
Income (loss) before cumulative
  effect of accounting change per share        $      0.07     $    (0.03)    $      0.20    $      (0.05)
Cumulative effect of accounting change
  per share                                              -              -              -            (2.19)
                                               -----------     ----------     -----------    ------------
Net income (loss) per share                    $      0.07     $    (0.03)    $      0.20    $      (2.24)
                                               ===========     ==========     ===========    ============